Exhibit 5(a)(i)

Tender Offer Q&A

**Please read the Notice and Statement at the bottom of this Q&A

1.	What is a tender offer?

A tender offer is an offer to purchase shares in a corporation, and is a mechanism that companies commonly implement to execute a merger.

On November 2, Ziff Davis commenced a tender offer to purchase all of our shares for $10.50 per share. Between November 2 and December 2, we are in the tender offer period. If more than 50% of our outstanding shares agree to tender their shares to Ziff Davis during this period, the acquisition will close shortly thereafter and stockholders will receive $10.50 per share at that time. If more than 50% of our shares are not tendered during this period, the offer period will be extended so we can obtain the requisite number of shares to close the deal. Our current expectation is that we will receive the requisite number during the initial tender offer period and close the acquisition during the week of December 5.

2.	How do I tender my shares?

Please refer to the tender offer materials filed with the SEC, which have been sent to all stockholders. In addition, many of you have received an email from E*TRADE notifying you of the tender offer and providing instructions on how to tender your shares online.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer. Shareholders may call D.F. King toll-free at (800) 848-3416.

3.	What will happen to my stock in the tender offer and merger? Can I sell my shares prior to the closing of the offer?

If you currently own shares whether through prior ESPP purchases, vested RSUs or otherwise, you may choose whether to sell the shares, tender them or do nothing.

If you decide to sell shares through E*TRADE prior to closing, there will be the normal transaction commission of $19.99 plus $.03 per share. If you sell shares through a different broker, you will have to pay the applicable fee to that broker. Also, we cannot guarantee that you will receive the same $10.50 price you would otherwise receive through the merger if you sell prior to closing. Starting in early October, our stock mostly trades in 5 cent increments. Since we announced the deal, this means the trading price on the NYSE has typically been $10.45 or $10.50 (with some trades at the $10.475 midpoint). This new trading pattern where the stock is not traded in penny increments does not have anything to do with the company sale but is the result of us – like many other public companies – being part of a stock exchange pilot program that limits the increments in which our stock price can trade.

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If you tender your shares, assuming we receive the minimum number of tendered shares, you will receive $10.50 per share and will have to pay a $38 commission to E*TRADE (which may be less than the standard E*TRADE commission mentioned above).

If you don’t tender your shares and we receive the minimum number of tendered shares, your shares will automatically be converted into $10.50 per share and you will also pay the $38 E*TRADE tender offer commission.

If you’re deciding between tendering your shares and doing nothing, we would recommend tendering your shares to ensure that we reach the minimum share threshold by December 2.

4.	What will happen to my options?

When the deal closes, all in-the-money options (i.e. options with an exercise price less than $10.50) that are outstanding and vested as of closing will be automatically converted into a cash amount equal to (i) the number of shares subject to the option that are in-the-money, multiplied by (ii) the difference between $10.50 and the applicable exercise price. Payment will be made through the company payroll system, subject to applicable tax withholdings, as soon as reasonably practicable following the closing date.

5.	Can I exercise my outstanding and vested options prior to the closing of the offer?

Yes. Option exercises prior to the closing will be subject to the standard $19.99 plus $.03 per share E*TRADE commission.

If you continue to hold your options, payment will be made through payroll as mentioned in the previous question.

6.	I am a participant in the ESPP. What happens to this week’s purchase?

The last purchase under the ESPP will be on November 15 and shares purchased in the ESPP will show in employee E*TRADE accounts before the market opens on November 16. The purchase price for the ESPP shares is expected to be $5.168 per share.

Once the ESPP purchase has occurred, you may choose to sell the shares, tender them or do nothing as mentioned above.

**Notice to Investors/Important Additional Information and Where to Find It

This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Everyday Health’s common stock or other securities. The solicitation and the offer to buy shares of Everyday Health stock has been made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, form of letter of transmittal and related tender offer documents, as filed with the SEC on November 2, 2016. In addition, Everyday Health has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender

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offer. These documents have been mailed to the stockholders of Everyday Health. Holders of common stock and other Everyday Health securities may also obtain, at no charge, any documents filed with or furnished to the SEC by Everyday Health at the SEC’s website (www.sec.gov) or from the “Investor Relations” section of the Everyday Health website at http://corporate.everydayhealth.com. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION AND MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME. HOLDERS OF EVERYDAY HEALTH SECURITIES ARE ADVISED TO READ THESE DOCUMENTS AND RELATED EXHIBITS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER.

**Cautionary Statement Regarding Forward-Looking Statements

The statements included in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on Everyday Health’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the tender offer and the merger; statements regarding the anticipated filings and approvals relating to the tender offer and the merger; statements regarding the expected completion of the tender offer and the merger and statements regarding the ability of the parties to complete the tender offer and the merger considering the various closing conditions. Everyday Health’s actual future results may differ materially from Everyday Health’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the tender offer and the merger; uncertainties as to the percentage of Everyday Health’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions to the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of Everyday Health, including the risks and uncertainties detailed under “Risk Factors” and elsewhere in Everyday Health’s public filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Everyday Health undertakes no obligation to revise or update this communication to reflect events or circumstances after the date hereof, except as required by law.

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